UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VERIFONE SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplement to the Definitive Proxy Statement on Schedule 14A filed on May 21, 2018 (the “Definitive Proxy Statement”), by VeriFone Systems, Inc. (the “Company” or “Verifone”), is being filed to supplement the Definitive Proxy Statement as described in the Explanatory Note below.

The Company’s Board of Directors continues to unanimously recommend that you vote “FOR” the adoption of the Merger Agreement and “FOR” the other proposals being considered at the Special Meeting.

EXPLANATORY NOTE

As previously disclosed, on April 9, 2018, the Company entered into the Agreement and Plan of Merger, dated as of April 9, 2018 (the “Merger Agreement”), among the Company, Vertex Holdco LLC, a Delaware limited liability company (“Parent”), and Vertex Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company in the Merger. Parent and Merger Sub are owned by an investor group led by the private equity investment firm Francisco Partners. On May 21, 2018, the Company filed with the Securities and Exchange Commission (the “SEC”) the Definitive Proxy Statement with respect to the special meeting of the Company’s stockholders scheduled to be held on June 19, 2018, in connection with the Merger (the “Special Meeting”).

Litigation Related to the Merger

As previously disclosed, in connection with the Merger, two putative class action lawsuits, Scarantino v. VeriFone Systems, Inc., et al., Case No. 1:18-cv-00752-VAC-CJB, and Byrne v. VeriFone Systems, Inc., et al., Case No. 4:18-cv-02926-YGR, were filed on May 17, 2018, against the Company and its directors in the United States District Court for the District of Delaware and the United States District Court for the Northern District of California, respectively. On May 30, 2018, a third lawsuit, Raul v. VeriFone Systems, Inc., et al., Case No. 3:18-cv-03215-JSW, was filed in the United States District Court for the Northern District of California and on June 1, 2018, a fourth lawsuit, Lowinger v. VeriFone Systems, Inc. et al. Case No. 1:18-cv-00829-UNA was filed in the United States District Court for the District of Delaware.

The complaints generally allege that the preliminary proxy statement filed by the Company with the SEC on May 7, 2018, in connection with the Merger misrepresents and/or omits certain purportedly material information. The allegations relate to the Company’s financial projections, the valuation analyses performed by Qatalyst Partners, the background of the Merger, and any potential conflicts of interest of the Company’s management or directors with respect to the Merger. The complaints allege that such misrepresentations and/or omissions render the proxy statement false and misleading and accordingly allege violations of Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), as well as Rule 14a-9 promulgated under the Exchange Act. The complaints seek, among other things, an injunction against the consummation of the Merger, costs of the action, including plaintiffs’ attorneys’ and experts’ fees, declaratory relief, and any other relief the courts may deem just and proper. On May 25, 2018, the plaintiff in the Byrne action filed a motion for a preliminary injunction to enjoin the holding of the Special Meeting until certain additional information is disclosed in the Company’s Definitive Proxy Statement.

While the Company believes that the actions lack merit and that the disclosures in the Definitive Proxy Statement comply fully with applicable law, in order to avoid the expense and distraction of litigation and following discussions with counsel for plaintiffs in the Scarantino and Byrne actions, the Company has determined to voluntarily supplement the Definitive Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”).

Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of the Supplemental Disclosures. To the contrary, the Company specifically denies all allegations that any of the Supplemental Disclosures, or any other additional disclosures, were or are required.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

These Supplemental Disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. All page references in the information below are to pages in the Definitive Proxy Statement, and all capitalized terms used below shall have the meanings set forth in the Definitive Proxy Statement. Paragraph references used herein refer to the proxy statement before any additions or deletions resulting from the supplemental disclosures. Underlined text shows text being added to a referenced disclosure in the Definitive Proxy Statement. The information contained herein speaks only as of June 6, 2018 unless the information indicates that another date applies.

The Section of the Proxy Statement titled “The Merger—Background of the Merger” is hereby supplemented by amending the paragraph on Page 32 that begins “On February 26, 2018 . . .” as follows to add the underlined sentence:

On February 26, 2018, the Company and Party 1 amended their previously existing non-disclosure agreement, dated as of July 16, 2016, to extend the term thereof in connection with Party 1’s interest in evaluating a potential transaction between the parties and to require the Company’s prior written consent before approaching any potential co-investor or other provider of debt or equity financing. The non-disclosure agreement, as amended, with Party 1 did not contain any standstill restrictions.

The Section of the Proxy Statement titled “The Merger—Background of the Merger” is hereby supplemented by amending the paragraph on Page 32 that begins “On March 1, 2018, the Company and Party 2 . . .” as follows to add the underlined sentence:

On March 1, 2018, the Company and Party 2 entered into a customary non-disclosure agreement in connection with the evaluation of a potential transaction between the parties. The non-disclosure agreement with Party 2 did not contain any standstill restrictions. Party 1 and Party 2 determined that they would work together to evaluate whether to make a joint proposal to acquire the Company. We refer to Party 1 and Party 2 together as the Joint Bidder Group. That same day, the Company provided access to an electronic dataroom to Joint Bidder Group to facilitate their due diligence review.

The Section of the Proxy Statement titled “The Merger—Background of the Merger” is hereby supplemented by amending the paragraph on Page 35 that begins “Since the commencement of the go-shop period, . . .” as follows to add the underlined sentence:

Since the commencement of the go-shop period, representatives of Qatalyst Partners, on behalf of the Company, have been in contact with approximately 42 potential purchasers. The Company has entered into non-disclosure agreements with four (4) such potential purchasers, including a private equity firm which we refer to as Party 3 and a strategic counterparty which we refer to as Party 4, and has provided those four (4) potential purchasers with access to an electronic dataroom to facilitate due diligence. None of the non-disclosure agreements contained any standstill restrictions. On May 4, 2018, representatives of management met with representatives of Party 3 to discuss the Company’s business and related due diligence matters and on May 10, 2018, representatives of management held a telephone conference call with representatives of Party 4 to discuss the Company’s business and related due diligence matters. As of the date of this proxy statement, none of the parties contacted during the go-shop period have submitted an acquisition proposal.

The Section of the Proxy Statement titled “The Merger—Certain Unaudited Company Forecasts” is hereby supplemented by amending the last paragraph on Page 41 as follows to add the underlined sentences:

The Management Projections include “non-GAAP financial measures,” which are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. The non-GAAP financial measures used in the Management Projections were relied upon by Qatalyst Partners for purposes of its opinion and by the Board in connection with its consideration of the merger. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures for purposes of SEC rules and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Qatalyst Partners for purposes of its opinion or by the Board in connection with its consideration of the merger. Accordingly, we have not provided a reconciliation of the financial measures included in the Management Projections to the relevant GAAP financial measures. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude items, including charges and credits, that are required to be included in a GAAP presentation.

The Section of the Proxy Statement titled “The Merger—Certain Unaudited Company Forecasts” is hereby supplemented by adding “(8)” after “Calendar Year” in the table on Page 42 and adding the following footnote below footnote (7):

(8)	References in this proxy statement to calendar year 2018 with respect to financial information or CY2018E means the twelve-month period ending on January 31, 2019. References in this proxy statement to calendar year 2019 with respect to financial information or CY2019E means the twelve-month period ending on January 31, 2020.

The Section of the Proxy Statement titled “The Merger—Certain Unaudited Company Forecasts” is hereby supplemented by amending footnote (3) on Page 42 as follows to add the underlined language and the table below to the end of footnote (3):

The following table sets forth the derivation of EBITDA from non-GAAP net income:

(in millions)	Fiscal Year						Calendar Year
	FY2018E	FY2019E	FY2020E	FY2021E	FY2022E	FY2023E	CY2018E	CY2019E
Non-GAAP Net Income	$170	$201	$243	$254	$270	$286	$177	$211
Plus Interest Expense	$40	$36	$30	$24	$18	$11	$39	$35
Plus Income Taxes	$42	$50	$61	$68	$72	$76	$44	$53
Plus Total Depreciation & Amortization	$59	$67	$76	$77	$81	$84	$61	$69
EBITDA*	$311	$354	$410	$424	$440	$458	$321	$368

*	Totals may not exactly sum due to rounding.

The Section of the Proxy Statement titled “The Merger—Certain Unaudited Company Forecasts” is hereby supplemented by amending footnote (5) on Page 42 as follows to add the underlined language and the table below to the end of footnote (5):

The following table sets forth the derivation of adjusted NOPAT from non-GAAP operating income:

(in millions)	Fiscal Year
	FY2018E	FY2019E	FY2020E	FY2021E	FY2022E	FY2023E
Non-GAAP Operating Income	$252	$287	$334	$346	$359	$373
Less Adjusted Taxes	$(50)	$(57)	$(67)	$(73)	$(75)	(78)
Provision Rate	20.0%	20.0%	20.0%	21.0%	21.0%	21.0%
Less Other Recurring Cash Expenses	$(20)	$(10)	$(10)	$(10)	$(10)	$(10)
Adjusted NOPAT*	$182	$220	$257	$264	$274	$285

*	Totals may not exactly sum due to rounding.

The Section of the Proxy Statement titled “The Merger—Certain Unaudited Company Forecasts” is hereby supplemented by amending footnote (6) on Page 42 as follows to add the underlined language and the table below to the end of footnote (6):

The following table sets forth the derivation of unlevered free cash flow from adjusted NOPAT:

(in millions)	Fiscal Year
	FY2018E	FY2019E	FY2020E	FY2021E	FY2022E
Adjusted NOPAT	$182	$220	$257	$264	$274
Less Capital Expenditures	$(75)	$(79)	$(83)	$(86)	$(90)
Plus Depreciation	$59	$67	$76	$77	$81
Less Investment in Working Capital	$(6)	$(15)	$(17)	$(12)	$(13)
Unlevered Free Cash Flow	$160	$193	$233	$243	$252

The Section of the Proxy Statement titled “The Merger—Certain Unaudited Company Forecasts” is hereby supplemented by amending footnote (7) on Page 42 as follows to add the underlined language and the table below to the end of footnote (7):

The following table sets forth the derivation of projected unlevered free cash flow from adjusted NOPAT for the nine-month period ended October 31, 2018:

(in millions)	9-month period ended Oct. 31, 2018
Adjusted NOPAT	$144
Less Capital Expenditures	$(62)
Plus Depreciation	$48
Less Investment in Working Capital	$(1)
Unlevered Free Cash Flow*	$130

*	Total does not exactly sum due to rounding.

The Section of the Proxy Statement titled “The Merger—Opinion of Qatalyst Partners LP—Discounted Cash Flow Analysis” is hereby supplemented by amending bullet “b” on Page 44 as follows to add the underlined language:

b) the implied net present value of a corresponding terminal value of the Company, calculated by multiplying the Company’s estimated adjusted net operating profit after tax, which we refer to as Adjusted NOPAT, of approximately $285 million in fiscal year 2023, based on the Management Projections, by a range of multiples of fully-diluted enterprise value to next-twelve-months estimated Adjusted NOPAT of 12.0x to 16.0x selected by Qatalyst based on its professional judgment, and discounting to present value using the same range of discount rates used in item (a) above;

The Section of the Proxy Statement titled “The Merger—Opinion of Qatalyst Partners LP—Selected Companies Analysis” is hereby supplemented by amending the paragraph on Page 46 that begins “Based on an analysis of the CY2018E P/E Multiples . . .” as follows to add the underlined sentence:

Based on an analysis of the CY2018E P/E Multiples and the CY2019E P/E Multiples for the selected companies, Qatalyst Partners selected a representative multiple range of 10.0x to 14.0x and 9.0x to 12.0x for CY2018 and CY2019, respectively. Qatalyst Partners then applied these ranges to the Company’s estimated Non-GAAP Earnings per Share for each of CY2018 and CY2019, based on the Management Projections and the Street Case. Non-GAAP Earnings per Share for each of CY2018 and CY2019 based on the Street Case were $1.61 and $1.84, respectively. Based on the calculations set forth above, this analysis implied a range of values for the Company common stock of (i) approximately $15.54 to $21.75 per share based on the Management Projections for CY2018, and $16.06 to $22.48 per share based on the Street Case for CY2018 and (ii) approximately $16.45 to $21.93 per share based on the Management Projections for CY2019, and $16.59 to $22.12 per share based on the Street Case for CY2019.

The Section of the Proxy Statement titled “The Merger—Opinion of Qatalyst Partners LP—Selected Transaction Analysis” is hereby supplemented by amending the paragraph on Page 47 that begins “Based on an analysis of the EV/NTM Multiples . . .” as follows to add the underlined text:

Based on the analysis of the EV/NTM EBITDA Multiples for the selected transactions, Qatalyst Partners selected a representative multiple range of 8.0x to 12.0x applied to the Company’s estimated next-twelve-months EBITDA (calculated as the twelve-month period ending on January 31, 2019), based on the Street Case. Next-twelve-months EBITDA (calculated for the twelve-month period ending on January 31, 2019), based on the Street Case, was $312 million. This analysis implied a range of values for the Company common stock of approximately $15.36 to $26.02 per share.

The Section of the Proxy Statement titled “The Merger—Interests of Certain Persons in the Merger—Other Employee-Related Interests” is hereby supplemented by amending and restating the paragraph on Page 57 that begins “As of the date of this proxy statement . . .” as follows:

As of the date of this proxy statement, to the Company’s knowledge, none of the Company’s executive officers have had any discussion or entered into any agreement with Francisco Partners or its affiliates regarding employment with, or the provision of services to, Francisco Partners or any of its affiliates or continued roles and responsibilities with the Company or related compensation following the closing. Prior to or following the closing, some or all of the Company’s executive officers may discuss or enter into employment or other arrangements with Francisco Partners or its affiliates regarding employment with, or the provision of other services to, Francisco Partners or its affiliates. However, the Company and Francisco Partners have stated that they do not plan to enter into any such agreements or arrangements before the special meeting.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and on currently available competitive, financial and economic data and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to changes in economic, business, competitive, technological, and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of Verifone, including many factors beyond our control. These risks and uncertainties include, but are not limited to, those associated with the parties’ ability to meet expectations regarding the timing and completion of the Merger, the risk that Verifone stockholders do not approve the Merger, the occurrence of any event, change or other circumstance that would give rise to the termination of the Merger Agreement, the response by stockholders to the Merger, the failure to satisfy each of the conditions to the consummation of the Merger, including but not limited to, the risk that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger on acceptable terms, or at all, the disruption of management’s attention from ongoing business operations due to the Merger, the effect of the announcement of the Merger on Verifone’s relationships with its customers, suppliers, operating results and business generally, the risk that any announcements relating to the Merger could have adverse effects on the market price of Verifone’s common stock, the outcome of any legal proceedings related to the Merger, employee retention as a result of the Merger, and risks and uncertainties affecting the operations of our business, included in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

The forward-looking statements speak only as of the date such statements are made. Verifone is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Verifone by Francisco Partners. In connection with the proposed acquisition, Verifone and Francisco Partners intend to file relevant materials with the SEC, including Verifone’s definitive proxy statement on Schedule 14A, which was filed with the SEC on May 21, 2018. STOCKHOLDERS OF VERIFONE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING VERIFONE’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, http://www.sec.gov, and Verifone stockholders will receive information at an appropriate time on how to obtain transaction-related documents free of charge from Verifone.

Participants in Solicitation

Verifone and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Verifone common stock in respect of the proposed transaction. Information about the directors and executive officers of Verifone is set forth in the proxy statement for Verifone’s 2018 Annual Meeting of Stockholders, which was filed with the SEC on February 8, 2018. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement on Schedule 14A, which was filed with the SEC on May 21, 2018.